EXHIBIT 10.9

[date]                    , 20

[name]

[address]

Dear                         :

On behalf of SurModics, it is a pleasure to offer you the full-time position of                           responsible for the activities of                           SurModics.

Listed below are the terms of our offer:

Start Date:	A mutually agreeable start date to be determined upon acceptance of this offer.
Division/Department:
Title:
Supervisor or Manager:
Compensation:
$             per month, paid semi-monthly on the 15th and last day of the month. In addition, you will be eligible to participate in our            Incentive Compensation program. We will guarantee a first year deferred payment or bonus equal to       % of salary.

Stock Sign-on Bonus:	You will receive shares of SurModics restricted stock.

Cash Sign-on Bonus:
You will receive a one-time $              sign-on bonus, less applicable taxes, to be paid within the first        days of the start of your employment. If your employment terminates voluntarily within        years of your start date, you will be expected to repay       % of the sign-on bonus.

Stock Options:
Subject to SurModics Board of Directors approval and our Stock Plan, you will be granted a stock option for the purchase of          shares of SurModics’ stock having SurModics’ standard vesting schedule of 20% each year for 5 years. As a corporate officer of SurModics, you are required to report any stock transactions to the U.S. Securities and Exchange Commission according to SurModics policy and applicable law.

Restricted Stock:	Subject to SurModics Board of Directors approval and our Stock Plan, you will be granted shares of restricted stock wherein the restrictions lapse on 20% of the each year for 5 years.

Performance Share Plan:
Subject to SurModics Board of Directors approval and our Stock Plan, while an employee in good standing at SurModics, you will be entitled to receive at total of at least          shares of SurModics stock payable to you in amounts and upon successful completion of milestones as agreed following commencement of your employment with SurModics. A minimum total of          shares per year will be based upon annual performance versus annual objectives, with the balance of shares being weighted towards the achievement of the commercialization of products.

Severance:
Should SurModics terminate your employment without cause at any time, you will be entitled to    months of base salary. Any such severance payment shall be your exclusive remedy for any such termination by SurModics.

Board Memberships:
You will be permitted to remain on the Board of Directors of                , should you choose, absent a conflict and so long as the time commitment required is reasonable based upon your obligations as an employee of SurModics. Any other corporate Boards you may wish to join will be subject to prior approval of SurModics, which approval will not be unreasonably withheld.

Relocation:
SurModics will provide up to a maximum of $              for your relocation expenses. The relocation allowance covers moving costs, expenses incurred in selling your home and the purchase of a new home, travel expenses, gross-up of taxes and miscellaneous costs associated with relocation. The relocation reimbursement will be made at a time mutually agreeable to you and the Company. If, for any reason, your relocation expenses exceed the maximum allowance, we will authorize additional reimbursements on a case-by-case basis.

Status:	Exempt

Benefits:
You will be eligible for all benefits presently provided by SurModics, in accordance with eligibility and Company policy. Company policy is subject to change at the discretion of management, and as such there could be changes in the benefit policies at some future date. A list of employee benefit costs is enclosed.

In addition, you will be eligible for        hours of Personal Time Off (PTO) per year. You will also receive        paid holidays and will be eligible to participate in our 401(K) savings plan, including employer matching program, beginning with the first calendar quarter following employment. You will also be eligible to join our Employee Stock Purchase Plan (ESPP) on             . This is a voluntary plan that allows you to purchase SurModics stock at a discounted price. All benefits are subject to change at the discretion of SurModics.

Employment at SurModics is contingent upon the signing of the following two documents on or before your first day of employment:

1.	Invention and Non-Disclosure Agreement

2.	Employment Eligibility Verification (I-9)

SurModics is an Equal Opportunity Employer. Your employment with SurModics is “at will”, which means that either you or the Company can terminate the employment relationship at any time for any reason without notice. Additionally, you will be required to adhere to all company policies, practices and procedures. This employment offer will be governed an controlled by the laws of the State of Minnesota, which shall also have exclusive jurisdiction.

Please indicate your acceptance of this offer by signing the enclosed copy and returning it as soon as possible. If you have any questions, please contact me.

Sincerely,

____________________________________________

ACKNOWLEDGED AND AGREED: ________________

DATE: ______________________________________